Exhibit 10.15.1
AMENDMENT TO
EMPLOYMENT AGREEMENT
          AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) dated as of October ___, 2008 (“Amendment Effective Date”) between Validus Holdings, Ltd. (the “Company”) and Stuart Mercer (the “Executive”).
          WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of December 12, 2005 (the “Agreement”);
          WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;
          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
          1. The definition of “Good Reason” in Section 1.01 of the Agreement is amended to read in its entirety as follows:
     “ ‘Good Reason’ means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure as set forth below, (a) a material breach of this Agreement by the Company; (b) a material reduction in the Executive’s Base Salary; or (c) a material and adverse change by the Company in the Executive’s duties and responsibilities set forth in Section 3.01 hereof, other than due to the Executive’s failure to adequately perform such duties and responsibilities as determined by the Board in good faith; provided, however, that, it shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period; provided further, however, that the Executive’s termination of employment due to “Good Reason” must occur not later than one hundred fifty (150) days following the initial existence of the condition giving rise to ‘Good Reason.’ ”
          2. Section 4.03 is amended by adding the following sentence to the end thereof:
“All payments due to the Executive under Section 4.03(e) shall be made monthly in advance.”
          3. Section 12.07 is amended by replacing the Company’s address with the following:

“Validus Holdings, Ltd.
Suite 1790
48 Par-la-Ville Road
Hamilton HM 11
Bermuda”
          4. Section 12.14 is amended to read in its entirety as follows:
     “(a) It is intended that this Agreement will comply with Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 12.14 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.
     (b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (c) With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
     (d) Notwithstanding any provision of this Agreement to the contrary, any allowance or reimbursement provided for under Section 4.3 above that is payable under Section 5.02 or Section 5.03 shall be paid to the Executive no later than (x) in the case of amounts payable under Section 5.03, the end of the calendar year following the calendar year during which Notice of Termination is given (or in the case of termination due to death, the end of the calendar year following the calendar year during which the Date of Termination occurs), and (y) in the case of amounts payable under Section 5.02, the end of the calendar year following the calendar year, if any, during which the Company informs the Executive that he is not to perform any further duties.”
          5. Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.
          6. All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the Supreme Court of Bermuda.
          7. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

VALIDUS HOLDINGS, LTD.

By:
Printed Name: Title:

Stuart Mercer